Exhibit 10.3

AMENDMENT NO. 1 TO WARRANT

This AMENDMENT NO. 1 TO WARRANT is entered into effective as of June 20, 2019 by and between, CARBO Ceramics Inc., a Delaware corporation (the “Company”) and Wilks Brothers, LLC, a Texas limited liability company (“Holder”).

WHEREAS, on March 2, 2017, the Company issued Warrant Certificate No.: 1 (the “Warrant”) to Holder pursuant to which the Company granted Holder a warrant to purchase up to 523,022 shares of Common Stock at an exercise price of $14.91 per share of Common Stock; and

WHEREAS, the Company and Holder desire to amend certain terms of the Warrant.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows.

1.Definitions. Capitalized terms used but not otherwise defined herein, including its preamble and recitals, shall have the respective meanings ascribed to such terms in the Warrant.

2.Amendments to the Warrant.

(i)Section 2.01 (a) is deleted in its entirety and the following shall be inserted in lieu thereof:

“(a) From and after the Original Issue Date, this Warrant shall entitle the Holder to purchase (subject to the terms and conditions contained herein, including Section 2.01(b)) 523,022 shares of Common Stock at a price of $4.00 per share of Common Stock (the “Exercise Price”), in each case subject to adjustment pursuant to Article III.”

(ii)Section 2.02 is deleted in its entirety and the following shall be inserted in lieu thereof:

“Section 2.02  Expiration of the Warrant.  The Warrant shall expire at 11:59 p.m., New York City time, on December 31, 2024 (the “Expiration Date”), and the Warrant may not be exercised thereafter.”

3.Counterparts; Execution. This Amendment No. 1 may be executed in two or more counterparts and delivered by facsimile, portable document format or other electronic transmission with the same effect as if all signatory parties had signed and delivered the same original document, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.Effect on the Warrant. The Warrant, as amended hereby, shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects. The amendments made hereby are not intended to create a new holding period for purposes of federal or state securities law, but are being made to clarify and confirm the parties understanding and intent under the Warrant. A copy of this Amendment No. 1 shall be affixed to the Warrant.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Warrant to be executed as of the date first above written.

CARBO CERAMICS INC.

By: /s/ Gary Kolstad

Name: Gary Kolstad

Title: President

WILKS BROTHERS, LLC

By: /s/ Morgan D. Neff

Name: Morgan D. Neff

Title: Authorized Representative